CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

June 18, 2020

Board of Directors of CityZenith Holdings, Inc.:

We hereby consent to the inclusion in the Offering Circular filed under Regulation A on Form 1-A of our reports dated April 7, 2020, with respect to the balance sheets of CityZenith Holdings, Inc. as of December 31, 2019 and 2018 and the related statements of operations, shareholders’ equity/deficit and cash flows for the calendar year periods thus ended and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

Aurora, CA

June 18, 2020